                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 15, 2003


                             CORRPRO COMPANIES, INC.
             (Exact name of registrant as specified in its charter)


                                      Ohio
                 (State or Other Jurisdiction of Incorporation)


       001-12282                                         34-1422570
(Commission File Number)                    (I.R.S. Employer Identification No.)


                              1090 Enterprise Drive
                                Medina, OH 44256
          (Address of principal executive offices, including ZIP code)


                                 (330) 723-5082
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

EQUITY AND DEBT FINANCINGS

         General

         On December 15, 2003, Corrpro Companies, Inc. (the "Company") entered into a definitive Securities Purchase Agreement (the "Purchase Agreement") with CorrPro Investments, LLC, an entity controlled by Wingate Partners III, L.P. ("Wingate"), providing for a $13.0 million private equity investment as part of a plan of recapitalization and refinancing of the Company. Under the terms of the Purchase Agreement, the Company has agreed to issue and sell to Wingate, subject to the satisfaction of certain conditions further described below, (i) 13,000 shares of the Company's newly-created Series B Cumulative Redeemable Voting Preferred Stock, without par value ("Series B Preferred Stock"), with an initial liquidation preference of $1,000 per share, and (ii) a warrant (the "Warrant") to purchase up to a number of shares of the Company's common stock, without par value ("Common Stock"), equal to 40% of the Company's fully diluted Common Stock at an exercise price of $0.001 per share.

         In connection with the equity financing, on December 15, 2003, the Company also entered into (i) a commitment letter with CapitalSource Finance LLC ("CapitalSource"), pursuant to which CapitalSource has agreed to provide to the Company, subject to the satisfaction of certain conditions, a $40.0 million senior secured credit facility, consisting of a revolving credit line, a term loan with a five-year maturity and a letter of credit sub-facility, and (ii) a commitment letter with American Capital Strategies, Ltd. ("American Capital"), pursuant to which American Capital has agreed to provide to the Company, subject to the satisfaction of certain conditions, $14.0 million of senior secured subordinated debt. In addition, American Capital will receive a warrant to purchase up to a number of shares of Common Stock equal to 13.0% of the Company's fully diluted Common Stock at an exercise price of $0.01 per share, not to exceed $100 in the aggregate, and the right to appoint one director to the Board of Directors.

         The proceeds of the equity and debt financings will be used to repay the outstanding indebtedness owed by the Company to its current lenders, a lending group led by Bank One N.A. and The Prudential Insurance Company of America. The Company has been operating under forbearance agreements with its current lenders that are due to expire on January 31, 2004. These forbearance agreements require, among other things, that the Company achieve certain milestones with respect to the completion of a recapitalization and refinancing plan for its outstanding indebtedness. The current lenders have consented to the Company's execution of the Purchase Agreement and the Company has substantially fulfilled the requirements of the forbearance agreements, subject only to the closing of the equity and debt financings on or prior to January 31, 2004.

         The terms of the equity and debt financings were unanimously approved by the Company's Board of Directors and were negotiated on behalf of the Company by, and recommended by, a Special Committee of the Board of Directors consisting of three non-employee directors. The Special Committee retained financial and legal advisors to assist in securing and negotiating proposed recapitalization and refinancings plans for its outstanding indebtedness, and obtained a fairness opinion from Brown Gibbons Lang & Company Securities, Inc. ("Brown Gibbons") with respect to the terms of the equity and debt financings described herein. Brown Gibbons had previously solicited proposals for recapitalization and refinancings plans on behalf of the Special Committee during a period of several months.

         Immediately following the closing of the equity and debt financings, after giving effect to the issuance of the warrants and options described herein, it is estimated that current shareholders of the Company would hold between 24.0% to 29.0% of the fully diluted Common Stock, depending upon


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completion of anti-dilution adjustments to certain currently outstanding warrants issued by the Company which cannot be determined until the closing of the equity and debt financings. As of the date hereof, the current shareholders of the Company hold approximately 80.0% of the fully diluted Common Stock.

         Purchase Agreement

         The closing of the equity financing is subject to the satisfaction or waiver of a number of closing conditions set forth in the Purchase Agreement, including, without limitation, (i) approval of the Company's shareholders, (ii) the absence of material adverse changes with respect to the Company prior to the closing, (iii) the delivery of a closing fee, as discussed below, (iv) the effectiveness of certain amendments to the Company's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, (v) completion of the sale of the Company's Middle East operations, (vi) certain restrictions with respect to the aggregate amount of transaction costs that may be incurred by the Company in connection with the equity and debt financings,
(vii) certain restrictions on the aggregate amount of outstanding indebtedness of the Company as of the closing, (viii) certain restrictions on the aggregate prepayment amount under the Company's outstanding senior notes and (ix) the closing of definitive senior and subordinated debt financing arrangements with CapitalSource and American Capital.

         Under the terms of the Purchase Agreement, the Company has also agreed to, among other things, (i) operate its business in the ordinary course of business prior to the closing, (ii) hold a special meeting of its shareholders to consider and vote upon proposals relating to the equity and debt financings and to furnish a proxy statement to its current shareholders in connection therewith, (iii) refrain from soliciting or encouraging offers or proposals from persons other than Wingate prior to the closing, except as required by applicable law, and (iv) refrain from incurring, or committing to incur, fees and expenses under its outstanding indebtedness prior to the closing.

         The Purchase Agreement also provides that Wingate may terminate the transactions contemplated by the Purchase Agreement at any time prior to the closing if, among other things, (i) approval of the Company's shareholders is not received prior to March 31, 2004, (ii) the Company incurs, or commits to incur, any prohibited fees and expenses under its outstanding indebtedness prior to the closing, (iii) if the Company has not sold its Middle East operations prior to March 31, 2004 or (iv) the failure by the Company to satisfy certain financing conditions prior to the closing. If Wingate terminates the Purchase Agreement pursuant to any of the foregoing, Wingate will be entitled to receive a termination fee equal to the greater of (i) the amount of fees, expenses and costs incurred by Wingate in connection with the financings plus $250,000 and
(ii) $1,250,000.

         The Purchase Agreement also provides that in the event that Wingate fails to satisfy certain conditions prior to the closing, the Company may terminate the Purchase Agreement twenty business days after the later to occur of (i) the approval by the Company's shareholders of the proposed transactions and (ii) the Company's sale of its Middle East operations, in which case the Company would not be required to pay Wingate the termination fee described above. The Company may also terminate the Purchase Agreement, without payment of the termination fee, with the mutual consent of Wingate or sixty days after the later to occur of (A) the approval by the Company's shareholders of the proposed transactions and (B) the Company's sale of its Middle East operations.

         The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the terms of the Purchase Agreement filed as
Exhibit 10.1 hereto and incorporated by reference herein.

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         Series B Preferred Stock

         The Series B Preferred Stock would be entitled to cumulative dividends at a rate of 13.5% per annum that would be payable by the Company, at its option, either in cash (subject to restrictions contemplated by the debt financing) or in additional shares of Series B Preferred Stock. In addition, the Series B Preferred Stock would be entitled to cumulative dividends at a rate of 16.5% per annum for so long as the Company is not in compliance with an EBITDA covenant set forth in the terms of the Series B Preferred Stock.

         The Series B Preferred Stock would also be entitled to vote as a single class with the holders of Common Stock and would initially represent 51.0% of the voting power of the Company. The voting power of the Series B Preferred Stock would be proportionately reduced in the event that the Company issues additional voting securities or shares of Series B Preferred Stock no longer remain outstanding. The Series B Preferred Stock would also be entitled to class voting rights with respect to certain material transactions involving the Company, including, without limitation, (i) amendments to the Company's Amended and Restated Articles of Incorporation and/or Amended and Restated Code of Regulations, (ii) a merger, consolidation, liquidation, dissolution, winding-up, recapitalization or reorganization of the Company, or a sale in excess of forty percent of the Company's assets, (iii) payments of certain dividends or distributions on the Company's equity securities, (iv) issuances of certain equity or debt securities of the Company and (v) certain redemptions or repurchases of the Company's equity securities.

         In addition, for so long as 40% of the shares of Series B Preferred Stock initially issued at the closing remain outstanding, the holders of Series B Preferred Stock would have the right to elect a majority of the members of the Company's Board of Directors. The holders of Series B Preferred Stock would also be entitled to designate a successor to any director elected by the holders of Series B Preferred Stock whose office becomes vacant due to resignation, death, retirement, disqualification or removal, whether with or without cause.

         At the option of a majority of the holders of Series B Preferred Stock, the Series B Preferred Stock would be redeemable upon the occurrence of certain events with respect to the Company, including, without limitation, (i) any merger, consolidation, disposition of assets or similar type of event that constitutes a "change of control" or similar termed event under the terms of the Company's senior and/or subordinated indebtedness, (ii) the acceleration of any amounts due under the Company's senior and/or subordinated indebtedness, (iii) the issuance or sale of equity securities of the Company in a public or private offering resulting in aggregate net proceeds in excess of $20.0 million, (iv) a liquidation, dissolution or winding-up of the Company and (v) certain bankruptcy or insolvency events. In addition, if then permitted by the holders of the Company's senior and subordinated indebtedness, the Series B Preferred Stock would be redeemable at the option of a majority of the holders of Series B Preferred Stock upon the occurrence of certain events with respect to the Company, including, without limitation, (i) the acquisition of twenty percent or more of the outstanding voting securities of the Company by any person or group,
(ii) a sale or other disposition of in excess of twenty percent of the assets of the Company, or assets of the Company resulting in aggregate proceeds to the Company in excess of $20.0 million, and (iii) the aggregate amount of indebtedness of the Company is less than $2.0 million.

         The description of the Series B Preferred Stock contained herein is qualified in its entirety by reference to the terms of the Series B Preferred Stock filed as Exhibit 10.2 hereto and incorporated by reference herein.

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         Other Agreements

         In connection with the equity and debt financings, shares of Common Stock would be reserved for future issuance as incentive compensation for eligible officers, employees and directors of the Company pursuant to future option and incentive plans. The number of shares of Common Stock to be reserved for such issuances, when combined with shares already reserved for issuance under existing option and incentive arrangements, would represent 15.0% of the fully diluted Common Stock, as of closing, a portion of which are anticipated to be issued at twice the fair market value on the date of grant.

         Joseph Rog is the Chairman, President and Chief Executive Officer of the Company. Following the Closing, he will remain on the Board of Directors; however, at the Closing, it is contemplated that he would step down as Chairman and would thereafter, subject to the hiring of a successor, retire from his positions as President and Chief Executive Officer. In anticipation of the completion of the Transactions, a search has commenced for a successor President and Chief Executive Officer. Effective on the Closing Date, the Company and Mr. Rog will enter into a new Employment Agreement (the "New Employment Agreement") which will expire on March 31, 2005. The New Employment Agreement will provide that, in the event that Mr. Rog is terminated without good cause (as would be contemplated pursuant to his retirement arrangement) prior to the expiration of its term, the Company will pay him a severance amount equal to 24 months' base salary, auto allowance and other benefits. Further, in the event that Mr. Rog's employment is terminated prior to March 31, 2004, he shall also be entitled to receive, among other things, an amount equal to a full year's participation in the Company's annual bonus plan. The payment amounts to Mr. Rog under the New Employment Agreement in the event of his separation from service will not be substantially different from the Company's severance payment obligations under his current employment agreement. All other terms of the New Employment Agreement are substantially the same as those under his existing agreement.

         Immediately following the consummation of the equity and debt financings, it is anticipated that the Board of Directors of the Company would be comprised of a slate consisting of nine directors consisting of Mr. Rog, five designees appointed by Wingate, one designee appointed by American Capital, and two current non-employee directors of the Company.

         The Company has also agreed to issue the Warrant to Wingate at the closing of the transactions contemplated by the equity and debt financings. The Warrant has a ten-year term and contains customary anti-dilution protections for stock issuances below fair market value.

         The Company has also agreed to enter into an Investor and Registration Rights Agreement (the "Registration Rights Agreement") with Wingate at the closing of the transactions contemplated by the equity and debt financings. Under the Registration Rights Agreement, the Company will agree to use its best efforts to register under applicable federal and state securities laws the resale of shares of Common Stock issuable to Wingate or its transferees upon exercise of the Warrant. Under the Registration Rights Agreement, the Company will also grant certain information rights, board observation rights and board expansion rights to Wingate and its transferees. In addition, the Registration Rights Agreement will provide that Wingate may not vote any shares of Common Stock issuable upon exercise of the Warrant for so long as Wingate owns all of the shares of Series B Preferred Stock issued at the closing of the equity and debt financings.

         The Company has also agreed to enter into a Services Agreement with Wingate at the closing. Under the Services Agreement, the Company would pay to Wingate and/or its designees a fee of $500,000 upon the closing of the equity and debt financings. In addition, the Company has agreed to pay to Wingate or its designees an annual fee of $400,000, for an initial term of eight years, in exchange for certain services to be rendered by Wingate and its affiliates after the closing of the equity and debt financings.

         The foregoing description of the terms of the equity and debt financings is qualified in its entirety by reference to the Company's press release filed as Exhibit 99.1 hereto and incorporated by reference herein

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CONDITIONAL CONTINUED LISTING ON AMERICAN STOCK EXCHANGE

         In an unrelated development, the Company also announced that the American Stock Exchange ("Amex") has accepted the Company's proposed plan to reestablish compliance with the Amex's continued listing standards. As previously disclosed, in September 2003 the Company received notice from Amex Staff indicating that the Company was below certain of Amex's continued listing standards due to the Company's loss history and insufficiency of its shareholders' equity under applicable guidelines. The Company was afforded the opportunity to submit a plan of compliance to Amex and in October 2003 presented its plan to the Amex. On December 4, 2003, the Amex notified the Company that it accepted the Company's plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Amex Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange. The Company has until March 2005 to regain compliance with the Amex continued listing standards, subject to the Company's continued progress, as determined by the Amex, in implementing its proposed compliance plan. The Company's plan, as accepted by Amex, is not dependent upon the completion of the equity and debt financings.

FORWARD-LOOKING STATEMENTS

         Except for historical information, the matters discussed herein are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the Company's ability to receive shareholder approval of the transactions described herein and, as a result thereof, to consummate the proposed recapitalization and refinancing; the ability to fulfill the conditions to closing and, as a result thereof, to consummate the proposed recapitalization and refinancing; the extension, amendment or refinancing of the Company's existing debt and the terms and timing thereof; the Company's ability to successfully divest certain of its non-core and international business units and the timing, terms and conditions of any such divestitures; the ultimate outcome of the SEC's and the Australian Securities and Investment Commission's investigation of accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the filed and dismissed class action litigation (the dismissal of which has been appealed); qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the Company's ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company's shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS

Exhibit No.                                Description
-----------       --------------------------------------------------------------
10.1              Securities Purchase Agreement between Corrpro Companies, Inc.
                  and CorrPro Investments, LLC, dated as of December 15, 2003
                  ("Securities Purchase Agreement").

10.2              Form of Series B Preferred Stock Terms.

99.1              Press Release dated December 16, 2003, issued by Corrpro
                  Companies, Inc.

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 22, 2003


                                     CORRPRO COMPANIES, INC.

                                     By: /s/ Robert M. Mayer
                                         ---------------------------------------
                                     Name:   Robert M. Mayer
                                     Title:  Senior Vice-President and Chief
                                     Financial Officer

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                                  EXHIBIT LIST

Exhibit No.                                Description
-----------       --------------------------------------------------------------
10.1              Securities Purchase Agreement between Corrpro Companies, Inc.
                  and CorrPro Investments, LLC, dated as of December 15, 2003
                  ("Securities Purchase Agreement").

10.2              Form of Series B Preferred Stock Terms.

99.1              Press Release dated December 16, 2003, issued by Corrpro
                  Companies, Inc.





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